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                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of The Royce Fund and Shareholders of Royce Financial Services Fund, formerly Royce Global Services Fund:

We consent to the reference to our Firm under the caption 'Financial Highlights' in Post-Effective Amendment No. 43 to the Registration Statement of Royce Financial Services Fund, a series of The Royce Fund on Form N-1A (File No. 2-80348) under the Securities Act of 1933 and Amendment No. 45 under the Investment Company Act of 1940 (File No. 811-3599). We further consent to the reference to our Firm under the headings 'General Information' in the Prospectus and 'Independent Accountants' in the Statement of Additional Information.



                              COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
November 18, 1997